Exhibit 99.1
Investors May Contact:
Matt Pettoni
VP & Treasurer
(770) 418-8219
ir@asburyauto.com
Reporters May Contact:
Jed Milstein
VP & Chief Human Resources Officer
(770) 418-8337
jmilstein@asburyauto.com

 Asbury Automotive Group, Inc. Announces CEO Succession Plan

Duluth, GA., August 22, 2017 - The Board of Directors of Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., today announced that Executive Vice President and Chief Operating Officer David W. Hult will succeed Craig T. Monaghan as the Company’s President and Chief Executive Officer effective January 1, 2018. Mr. Hult, who has served as Asbury’s Executive Vice President and Chief Operating Officer since November 2014, will also join the Company’s Board of Directors. Mr. Hult has over 30 years of extensive automotive retail experience and has held senior management positions with both large public and private automotive retail organizations, including RLJ McLarty Landers Automotive Holdings, Group 1 Automotive and Penske Automotive Group.
Under the planned succession, and in furtherance of the Company’s long-term strategic goals, effective January 1, 2018, Mr. Monaghan will become Vice Chairman of the Board until the date of the Company’s 2018 annual meeting of stockholders. Mr. Monaghan also will serve as a non-executive Special Advisor to the Company until his retirement on April 30, 2019.
“We are thankful to Craig for his dedication to Asbury since originally joining the Company in 2008,” said Thomas C. DeLoach, Jr., the Chairman of the Board. “Craig is responsible for significant growth and value creation at the Company, and we appreciate his willingness to continue to serve Asbury in a transitional role following his retirement as President and CEO. David has already contributed greatly to the growth of the Company, and the Board is unanimous in its belief that David is the ideal next chief executive for Asbury.”
Mr. Monaghan added, “I am delighted that the Board has promoted David to President and CEO of the Company. I look forward to continuing to work with him to execute Asbury’s business strategy and deliver long-term value to stockholders and other stakeholders.”
Mr. Hult stated, “I am excited to lead the Company and our 8,000 associates and look forward to driving further growth for the Company. I want to thank the Board of Directors of the Company for providing me this opportunity. Craig has served as a wonderful mentor since I joined the Company. I look forward to his continued advice and counsel as we work to ensure a smooth and successful transition.”
About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 80 dealerships, consisting of 96 franchises, representing 29 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.